SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

AMENDMENT TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

DIVIDEND CAPITAL TRUST INC.

(Exact name of small business issuer as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

518 17th Street, Suite 1700

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Merger Agreement with Cabot Industrial Value Fund

On June 17, 2005, we entered into an agreement with Cabot Industrial Value Fund, Inc. (“Cabot”), an unrelated, privately held third party, to acquire by merger all of the outstanding shares of Cabot’s common stock.  Under the terms of the Agreement and Plan of Merger, dated as of June 17, 2005 (the “Agreement”), among us, DCT Acquisition Corporation, a newly formed subsidiary of our operating partnership (“Merger Sub”), Cabot and Cabot Industrial Fund Manager, LLC (the “Manager”), and subject to closing conditions, Merger Sub will be merged with and into Cabot and Cabot will become a subsidiary of our operating partnership.

Through our ownership of Cabot, we will have a majority interest in Cabot Industrial Value Fund, LP (the “Partnership”), a subsidiary of Cabot through which all its properties are owned and operated, and we will also be the sole general partner of the Partnership.  The exact percentage interest in the Partnership that will be owned by Cabot upon closing will depend in part on the distributions to which the Manager will be entitled for serving as general partner of the Partnership prior to closing.  In addition, we presently intend to make additional contributions to the Partnership to retire certain debts of the Partnership and such contributions would likely increase our overall interest in the Partnership. The remaining interest in the Partnership will continue to be owned by the Manager and other limited partners.   At closing, we will enter into a put/call agreement whereby we may acquire the remaining interests in the Partnership in the future.  If we acquire the remaining interests in the Partnership through puts, the total consideration to acquire Cabot and all of the other interests in the Partnership is estimated to be approximately $695 million, which would be adjusted for all pending acquisitions and dispositions of properties, outstanding debt balances, working capital, prorations and other matters.  The Partnership’s portfolio is comprised of 105 industrial buildings combined for 11.7 million square feet, which are located in 12 markets throughout the United States.

In connection with the signing of the Agreement, we made a $7.5 million refundable deposit.  Upon completion of our due diligence by July 6, 2005 and our election to proceed with the acquisition, we will be required to deposit an additional $17.5 million, and our deposit will become refundable only under limited circumstances.  Pursuant to the Agreement, the earliest date that closing could occur, subject to satisfaction of all closing conditions, is July 21, 2005, but the closing may be delayed at our option up to 30 days by making an additional $10 million deposit.  We anticipate funding this transaction with net proceeds from our public offerings, the assumption of existing debt and proceeds from newly issued debt.

The closing of this acquisition is subject to a number of conditions, including satisfactory completion of due diligence by us, approval by the shareholders of Cabot, lender consents and receipt of estoppels, and there can be no guarantee that the acquisition of Cabot will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.

June 22, 2005
	By:	/s/ Evan H. Zucker
Evan H. Zucker
Chief Executive Officer